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                                                                     EXHIBIT (8)

                               SIDLEY & AUSTIN

                               February 14, 1995



CMS Energy Corporation
Fairlane Plaza South, Suite 1100
330 Town Center Drive
Dearborn, Michigan  48126


Ladies and Gentlemen:

   We are special counsel to CMS Energy Corporation ("CMS Energy"). We have been requested by CMS Energy to render this opinion in connection with the proposed offer and sale of a class of common stock of CMS Energy which will be designated as Class G Common Stock, as more fully described in the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by CMS Energy and CMS Energy Michigan Limited Partnership on February 15, 1995, and the prospectus included in the Registration Statement with respect to the offer and sale of the Class G Common Stock. Defined terms not otherwise defined herein have the meaning ascribed to them in the Registration Statement.

   Based upon our review of the Registration Statement and such other documents as we have deemed necessary, we are of the opinion that, assuming the terms of the Class G Common Stock are as described in the Registration Statement and all events occur as contemplated in the Registration Statement and subject to the same qualifications and limitations described therein, under the federal income tax law in effect on the date hereof:

     (i) the CMS Energy Common Stock and the Class G Common Stock each will be treated as Common Stock of CMS Energy;

     (ii) CMS Energy will not recognize any income, gain or loss as a result of the offering and sale of the Class G Common Stock;

     (iii) a holder of Class G Common Stock will not recognize any income, gain or loss upon the exchange of
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CMS Energy Corporation
February 14, 1995
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   Class G Common Stock for CMS Energy Common Stock, either pursuant to CMS
   Energy's option or upon the Disposition of all or substantially all of the assets of the Consumers Gas Group, except for cash received in lieu of fractional shares; and

     (iv) the tax basis of CMS Energy Common Stock received in such exchange will be the tax basis of the Class G Common Stock exchanged therefor, and, assuming that the Class G Common Stock is held as a capital asset, the holding period of such CMS Energy Common Stock will include the holding period of such Class G Common Stock.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                               Very truly yours,

                                                               Sidley & Austin


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